News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports First Quarter Fiscal Year 2008 Results
and Announces Acquisition of Value Engineered Products

CHICAGO, September 6, 2007 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fiscal year 2008 first quarter ended July 28, 2007.

Methode reported first quarter fiscal year 2008 net sales of $125.0 million and net income of $8.3 million, or $0.22 per share. This compares with net sales of $103.6 million and net income of $4.4 million, or $0.12 per share, in the first quarter fiscal year 2007. Methode’s fiscal 2008 first quarter sales increased 20.7 percent over the fiscal 2007 first quarter. This increase is primarily due to sales from the TouchSensor business unit, which was acquired in March 2007, and higher Automotive segment sales from Europe and China operations that were partially offset by decreased automotive sales from U.S operations.

Methode’s fiscal 2008 first quarter net income increased $3.9 million or 88.6 percent compared to the fiscal 2007 first quarter. The increase is attributable to TouchSensor sales and generally higher sales with lower cost of products sold, partially offset by an increase in selling and administrative expense. Additionally, the effective tax rate decreased to 25.3 percent in the fiscal 2008 first quarter compared to 37.3 percent in the fiscal 2007 first quarter.

As a percentage of net sales, cost of products sold was 78.6 percent in the first quarter of fiscal 2008 compared to 81.1 percent in the first quarter of fiscal 2007. The improvement is primarily due to efficiencies gained from the transfer of operations from Scotland to Malta, which concluded in the fourth quarter of fiscal 2007. Additionally, operations in Shanghai have become more efficient and have benefited from increased sales covering relatively flat fixed costs.

As a percentage of net sales, selling and administrative expenses for the first quarter of fiscal 2008 decreased to 12.8 percent, compared to 13.3 percent in the first quarter of fiscal 2007. This decrease is primarily due to overall higher sales and efficiencies gained from the transfer of operations from Scotland to Malta.

For the first quarter of fiscal 2008, Methode’s effective tax rate was 25.3 percent compared to 37.3 percent in the prior fiscal year’s quarter. The rates for each of first quarter fiscal 2008 and 2007 reflect utilization of investment tax credits, the effect of lower tax rates on foreign earnings and higher earnings at those foreign subsidiaries. The effective rate for the first quarter of fiscal 2007 increased primarily due to the establishment of a valuation allowance for potentially non-deductible stock-based compensation.

On August 31, 2007, Methode acquired the assets of Value Engineered Products, Inc. (VEP). This acquisition is anticipated to be accretive to Methode’s fiscal year 2008 earnings. Based in suburban Chicago, VEP is a thermal management solutions provider, manufacturing customized heat sinks and related products for high-powered applications. These components complement Methode’s Power Distribution product offerings and, in some instances, are joined with its bus bars to aid thermal management of power systems. VEP’s trailing twelve-months net sales were approximately $6.7 million.

Commenting on the acquisition, Mr. Donald W. Duda, President and Chief Executive Officer of Methode Electronics, said, “Bringing VEP onboard directly complements Methode’s business plans, offering expected near- and long-term synergies. VEP’s applications are already found in multiple markets including transportation and industrial, and offer Methode a new product portfolio from which to continue our expansion into Europe and Asia.”

Methode reiterates its fiscal 2008 full-year guidance for sales to be between $455 million and $475 million and earnings per share between $0.65 and $0.75.

As previously announced, the Company will conduct a conference call today led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central Time on September 6, 2007. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. The call will be available for seven days and can be accessed by dialing 877-660-6853 for domestic and 201-612-7415 for international callers, both using the playback account number 286 and conference ID number 253077.

About Methode Electronics

Methode Electronics, Inc. (NASDAQ: METH) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment. Further information can be found at Methode’s website at www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on the automotive industry; (2) dependence on a small number of large customers within the automotive industry; (3) intense pricing pressures in the automotive industry; (4) increases in raw materials prices; (5) the successful integration of acquired businesses; (6) dependence on the appliance, computer and communications industries; (7) the marketability of our intellectual property; (8) the seasonal and cyclical nature of some of our businesses; and (9) customary risks related to conducting global operations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	July 28,	July 29,
	2007	2006
Net sales	$125,009	$103,571
Other income	146	184
Cost of products sold	98,335	83,960
Selling and administrative expenses	15,964	13,752
Income from operations	10,856	6,043
Interest, net	436	819
Other, net	(220)	(68)
Income before income taxes and
cumulative effect of accounting change	11,072	6,794
Income taxes	2,800	2,535
Income before cumulative effect of accounting change	8,272	4,259
Cumulative effect of accounting change	—	101
Net income	8,272	4,360
Basic and Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.22	$0.12
Net income	$0.22	$0.12
Average Number of Common Shares Outstanding:
Basic	36,993	36,334
Diluted	37,491	36,538

Summary Balance Sheets
(In thousands)
	July 28,	April 28,
	2007	2007
Cash	$72,269	$60,091
Accounts receivable — net	71,927	79,180
Inventories	59,822	54,479
Other current assets	18,365	15,691

Total Current Assets	222,383	209,441
Property, plant and equipment — net	87,266	86,857
Goodwill — net	52,188	51,520
Intangible assets — net	42,722	43,680
Other assets	21,568	20,242

Total Assets	$426,127	$411,740

Accounts payable	$38,114	$41,041
Other current liabilities	34,866	31,420

Total Current Liabilities	72,980	72,461
Other liabilities	20,983	15,070
Shareholders’ equity	332,164	324,209

Total Liabilities and Shareholders’ Equity	$426,127	$411,740

Summary Statements of Cash Flows
(In thousands)
	Three Months Ended
	July 28,	July 29,
	2007	2006
Operating Activities:
Net income	$8,272	$4,360
Provision for depreciation	4,864	4,601
Amortization of intangibles	1,304	1,265
Amortization of stock awards and stock options	436	761
Changes in operating assets and liabilities	5,801	4,567
Other	81	917

Net Cash Provided by Operating Activities	20,758	16,471
Investing Activities:
Purchases of property, plant and equipment	(4,869)	(1,949)
Proceeds from sale of building	—	800
Acquisitions of businesses	(668)	(2,678)
Acquisitions of technology licenses	(346)	—
Joint venture dividend	(1,000)	—
Other	174	(590)

Net Cash Used in Investing Activities	(6,709)	(4,417)
Financing Activities:
Proceeds from the exercise of stock options	1,016	141
Cash dividends	(1,884)	(1,865)
Tax benefit from stock options and awards	129	—
Purchase of common stock	—	(2)

Net Cash Used in Financing Activities	(739)	(1,726)
Effect of foreign exchange rate changes on cash	(1,132)	120

Increase in Cash and Cash Equivalents	12,178	10,448
Cash and Cash Equivalents at Beginning of Period	60,091	81,646

Cash and Cash Equivalents at End of Period	$72,269	$92,094